Exhibit 10.16

[Date]

Dear [Name]:

I am happy to notify you that pursuant to our 2004 Equity and Incentive Awards Plan (the “Plan”), you have been granted the number of shares of “restricted” common stock outlined below. These shares are referred to as “restricted” because you will enjoy many of the benefits of owning these shares (e.g., you will receive dividends and benefit from stock splits), but you will not be able to sell these shares until they “vest.” In addition, your restricted shares will be subject to forfeiture under certain circumstances set forth in the attached Restricted Stock Agreement (including if your employment ends, other than as a result of your death, retirement or permanent disability, before some or all of your restricted common stock vests).

Granted To:	___________ (“Participant”)
Grant Date:	___________
Restricted Shares Granted:	___________

Vesting Schedule:	•	50% if you are still employed by us after 3 years;
	•	The remaining 50% if you are still employed by us after 5 years; or
	•	100% upon your retirement, permanent disability or death (as set forth in paragraph 3(a) of the attached Restricted Stock Agreement)

The stock certificates representing your restricted shares will be held by the company until the portion thereof vests.

Important Tax Considerations. Because these restricted shares will vest upon your retirement, they will be taxable immediately upon your retirement eligibility. This means that you will need to include the fair market value of any shares that have not vested when you become retirement eligible as taxable income when you become retirement eligible, even though you will not be able to sell the shares until the shares become vested.

In addition, unless you make the so-called “IRC Section 83(b)” election described in the following paragraph: (i) you will not recognize taxable income at the time of the grant of your restricted common stock; (ii) you will recognize ordinary taxable income at the time each portion of your restricted common stock vests (or when you become retirement eligible) in an amount equal to the then fair market value of such vesting shares; (iii) thereafter any otherwise taxable disposition of your vested shares of restricted common stock (including any sale of such shares or transfer of such shares to the company in connection with an exercise of stock options, but not including a gift of the shares) will generally result in capital gain or loss (long-term or short-term depending upon the length of time the restricted common stock is held after the time the shares vest); (iv) dividends paid in cash and received by you prior to the time the restrictions lapse will constitute ordinary income to you in the year paid (but will not constitute qualified dividend income subject to the 15% tax rate); and (v) any dividends paid in stock will be treated as an award of additional restricted common stock subject to the tax treatment described above.

If you desire, within 30 days after the Grant Date, you may elect to recognize ordinary income as of such date in an amount equal to the fair market value of all of your restricted common stock on the Grant Date. If this so-called “IRC Section 83(b)” election is made, then you will not recognize ordinary income at the time each portion of your restricted common stock vests. In addition, if you make this IRC Section 83(b) election, then the disposition of your restricted common stock will result in a long-term capital gain or loss unless you retire and make a taxable disposition within 1 year after the grant of the restricted common stock (in which case your disposition will result in a short-term capital gain or loss). If you make this IRC Section 83(b) election and subsequently forfeit the restricted common stock, however, you will not be entitled to deduct any loss. If you wish to make this IRC Section 83(b) election, please contact me as soon as possible. You should consult with your tax advisor to determine the tax consequences of acquiring the restricted common stock and the advantages and disadvantages of filing the IRC Section 83(b) election. By accepting this award letter and signing below, you acknowledge that it is your sole responsibility, and not ours, to file a timely election under IRC Section 83(b), even if you request that we or our representatives make this filing on your behalf.

Sincerely,

THE MARCUS CORPORATION

By:
Title:

By your signature below, you acknowledge receipt of the attached Restricted Stock Agreement granted on the date shown above, which has been issued to you under the terms and conditions of the Plan, you further acknowledge having read this letter, the attached Restricted Stock Agreement and the Plan and you agree to conform to all of the terms and conditions of this letter, the Restricted Stock Agreement and the Plan.

Signature:		Date:
[Name]

Note: If there are any discrepancies in the name shown above, please make the appropriate corrections on this form.